TRNR Announces Full Loan Recovery and Successful Legal Settlement with Sportstech

German borrower has repaid full principal amount of $5.0M, plus interest and expense reimbursement of $1.4M

TRNR generates financial return after legal and transaction expenses, providing financing to achieve more than $30M in 2026 pro forma revenue

AUSTIN, TX March 4, 2026 – Interactive Strength Inc. (Nasdaq: TRNR) (“TRNR” or the “Company”), maker of innovative specialty fitness equipment under the Wattbike, CLMBR and FORME brands, and pending acquirer of Ergatta, today announced that Sportstech Brands Holding GmbH has repaid its outstanding loan obligations and resolved the related legal proceedings. Under the terms of the settlement, Sportstech paid TRNR $6.4 million, representing full recovery of the $5.0 million loan principal plus interest and expense reimbursement, covering all transaction expenses and generating a return on the working capital loan. As a result, TRNR will withdraw its lawsuits and cancel the public auction of pledged Sportstech shares scheduled for March 11.

“Following our decisive win in the Berlin court last week, we successfully settled the Sportstech dispute and recovered all of our capital as we said we would,” said Trent Ward, Chief Executive Officer of TRNR. “While the acquisition did not complete as we had hoped, we covered all legal and transaction expenses and generated a return in addition to recovering the loan principal.”

Ward continued: “This settlement is a great outcome for our investors as it removes a distraction for TRNR management and provides the necessary funding to execute on our growth plan and achieve profitability in the near-term. With this behind us, our full attention is where it should be - on closing the Ergatta acquisition, scaling Wattbike’s commercial momentum, and executing against our 2026 pro forma revenue guidance of more than $30 million.”

Settlement Terms

The settlement resolves all claims arising from the January 2025 and May 2025 loan agreements between TRNR and Sportstech, including the Share Pledge Agreement over 100% of Sportstech Brands Holding GmbH shares and the $6.4 million settlement has already been received by TRNR. TRNR retains no ownership interest in or involvement with Sportstech.

Forward Focus

With the Sportstech matter resolved, TRNR’s operational priorities are clear:

Ergatta: Closing and integrating the Ergatta acquisition, which is expected to add more than $10 million in annual revenue with approximately 30% EBITDA margins upon completion.

Wattbike: Continuing to scale the Air-Pro product line, which has delivered 700-plus bikes and approximately $2.5 million in UK commercial revenue since the July 2025 acquisition, with expansion into the U.S. and European markets.

Revenue Growth: Executing against the Company’s 2026 pro forma revenue guidance of more than $30 million, representing a nearly sixfold increase from $5.4 million in 2024.

About Interactive Strength, Inc.

Interactive Strength Inc. (Nasdaq: TRNR) has established a leading portfolio of premium fitness brands – Wattbike, CLMBR, and FORME – that combine advanced hardware, smart technology, and immersive content to deliver exceptional training experiences for both commercial and home use.

Wattbike offers a range of high-performance indoor bikes that set the global standard in cycling. Known for unmatched accuracy, realistic ride feel, and advanced performance tracking, Wattbike is trusted by elite athletes, national teams, and fitness enthusiasts around the world.

CLMBR redefines the next-generation vertical climbing experience through its patented open-frame design and immersive touchscreen, delivering a high-intensity, low-impact workout that’s both efficient and effective.

FORME delivers strength, mobility, and recovery training through immersive content, performance-grade hardware, and expert coaching. Its wall-mounted systems include the Studio, a smart fitness mirror for guided programming and live 1:1 personal training, and the Lift, which adds smart resistance cable training-ideal for high-performance environments and sport-specific development.

From elite performance to everyday wellness, our ecosystem of performance-focused solutions delivers data-driven outcomes for athletes, fitness enthusiasts, and commercial operators.

Investor Relations Contact:

ir@interactivestrength.com

Forward-Looking Statements

This press release includes certain statements that are “forward-looking statements” for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements generally are accompanied by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding settlement payment receipt and timing, acquisition closing and integration, revenue targets, operational priorities, and capital deployment. The reader is cautioned not to rely on these forward-looking statements. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. A further list and descriptions of these risks, uncertainties and other factors can be found in filings with the Securities and Exchange Commission. To the extent permitted under applicable law, the Company assumes no obligation to update any forward-looking statements.

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